Exhibit 10.7

Abcam PLC

R U L E S

of the

Abcam 2005 Share Option Scheme

(Adopted by the Board on 31st October 2005 amended at

the AGM November 2008 and at the AGM November 2012)

Eversheds LLP

One Wood Street

London

EC2V 7WS

Tel + 44 (0) 20 7919 4500

Fax + 44 (0) 20 7919 4919

CONTENTS

1	INTERPRETATION	1

2	COMMITTEE MAY GRANT OPTIONS	7

3	RESTRICTIONS ON THE GRANTING OF OPTIONS	7

4	GRANT OF OPTIONS	8

5	ENTERPRISE MANAGEMENT INCENTIVES	10

6	PERFORMANCE CONDITION	10

7	EXERCISE OF OPTIONS	11

8	RESTRICTIONS UPON THE EXERCISE OF OPTIONS AND LAPSE OF OPTIONS	15

9	CESSATION OF EMPLOYMENT	16

10	CHANGE IN CONTROL, LIQUIDATION AND DEMERGER	17

11	EXCHANGE OF OPTIONS	20

12	ADJUSTMENT OF OPTIONS	22

13	COSTS	22

14	ADMINISTRATION	22

15	GENERAL	23

16	AMENDMENTS TO THESE RULES	24

17	OVERSEAS EMPLOYEES	25

Rules

of the

Abcam 2005 Share Option Scheme

(Adopted on October 2005)

1.	INTERPRETATION

In these Rules:

1.1	the following expressions have the following meanings unless inconsistent with the context:

“Acquiring Company”	a company which obtains Control of the Company in the circumstances referred to in Rule 11.1

“Acquisition Price”	in respect of any Option the Option Price multiplied by the number of Shares over which such Option is exercised

“Admission”	admission of the Shares of the Company to trading on AIM

“AIM”	the Alternative Investment Market regulated by the London Stock Exchange

“the AIM Rules”	the AIM Rules for Companies as published by the London Stock Exchange

“the Board”	the board of directors for the time being of the Company or the directors present at a duly convened meeting of the directors or a duly appointed committee of the board of directors at which a quorum is present

“the Committee”	the remuneration committee of the Board comprised of non-executive directors of the Company

“the Company”	Abcam PLC (registered number 03509322)

“Control”	the meaning given to that expression by section 840 of the Taxes Act and “Controlled” shall be construed accordingly

“Date of Grant”	in respect of any Option the date upon which that Option is granted by the Company, being the date upon which the Option Certificate in respect of that Option is delivered by the Company as a deed as provided in Rule 4.4

“Dealing Day”	a day on which The London Stock Exchange is open for transaction of business

“Excluded Change of Control”	A transaction where Control of the Company is acquired by a company which is Controlled by persons who, taken together, Controlled the Company immediately before such change of Control

“Eligible Employee”	any person who devotes substantially the whole of his working hours to the business of the Group and is either an executive director (who is employed under a contract of employment) or an employee of any company which is at the relevant date a member of the Group

“General Offer”	a general offer to acquire the whole or part of the issued ordinary share capital of the Company (or such part of such capital as is not then owned by the offeror or any company Controlled by the offeror and/or any persons acting In Concert with the offeror), but not, for the avoidance of doubt, an Excluded Change of Control

“the Group”	the Company and all of the Subsidiaries for the time being or where the context so requires any one or more of them

“HMRC”	HM Revenue & Customs

“In Concert”	the meaning given to that term in The City Code on Takeovers and Mergers as amended from time to time

“Issue or Reorganisation”	any capitalisation issue or rights issue (other than an issue of shares pursuant to the exercise of an option given to the shareholders of the Company to receive shares in lieu of dividend) or rights offer or any other variation in the share capital of the Company including (without limitation) any consolidation, sub-division or reduction of capital of the Company

“Market Value”	in respect of an Option:

(a) if the Shares are for the time being admitted for trading on AIM the closing price of the Shares on the Dealing Day preceding the Date of Grant in respect of an Option; or

(b)   if the condition referred to in (a) above is not satisfied the value of a Share over which such Option is granted as determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992 as at the Date of Grant

“Option”	a right to acquire Shares granted to an Eligible Employee in pursuance of the Scheme and for the time being subsisting or, where the context so requires, a right to acquire Shares so to be granted, and “Options” shall be construed accordingly

“Option Certificate”	a certificate issued pursuant to Rule 4.4 or an agreement between the Company and the Option Holder pursuant to Rule 5

“Option Holder”	a person holding an Option and where the context so requires the legal personal representatives of such person and “Option Holders” shall be construed accordingly

“Option Period”	in respect of an Option, a period commencing on the day immediately after the Vesting Date in respect of such Option and ending on the day immediately before the tenth such anniversary

“Option Price”	in respect of an Option the price payable by the Option Holder for each Share over which such Option is granted as determined in accordance with Rule 4 (subject to adjustment pursuant to Rule 12) which shall not be less than the Market Value of each such Share on the Date of Grant provided that where an Option is to subscribe for Shares the price shall not be less than the greater of the nominal value of a Share at any time (subject as provided in Rule 12.2) and the Market Value of each such Share on the Date of Grant

“Other Relevant Scheme”	any employees’ share scheme (within the meaning of section 743 of the Companies Act 1985) enabling directors or employees of any company in the Group or trustees on their behalf to acquire Shares other than SAYE option schemes approved by HMRC pursuant to schedule 3 to the Income Tax (Earnings and Pensions) Act 2003 or any other share option schemes of the Company which are linked to contractual savings schemes or employee share incentive plans approved by the HMRC under Schedule 2 to the Income Tax (Earnings and Pensions) Act 2003

“Permitted Grant Period”

the period of 38 days commencing on any of the following:

(c)   the fourth Dealing Day immediately following the date of the preliminary announcement of the annual results of the Company in any year or the date of the announcement of the half-year results of the Company in any year;

(d)   the Dealing Day immediately following the date on which the AIM Rules or any statute or any regulation or order made thereunder or any governmental directive effective for the time being to prevent the grant of Options shall cease to have effect; or

(e) any other time fixed by the Committee where in the absolute discretion of the Committee circumstances are considered to be exceptional so as to justify the grant of an Option

“Retirement”	retirement means cessation of employment in circumstances determined by the Committee (in its reasonable discretion provided that, for the avoidance of doubt, the Committee shall not be obliged to exercise its discretion in favour of the Eligible Employee) to be retirement

“Rules”	the rules of the Scheme as amended from time to time and Rule shall be construed accordingly

“the Scheme”	the Abcam 2005 Share Option Scheme established by the adoption of these Rules and as from time to time amended in accordance with the provisions of these Rules

“Securities Act”	the US Securities Act of 1933 (as amended) and the Rules and regulations promulgated thereunder

“Shares”	fully paid ordinary shares in the capital of the Company or, as the context may require, shares for the time being representing the same in consequence of any Issue or Reorganisation and “Share” shall be construed accordingly

“Share Sale”	the making of one or more agreements (whether conditional or not) for the acquisition by one or more purchasers of the whole or part of the issued share capital of the Company (excluding any ordinary share capital held at the date of such agreement by the purchaser or any of the purchasers) but not for the avoidance of doubt an Excluded Change of Control

“Subsidiary”	any subsidiary of the Company in the United Kingdom within the meaning of section 736 of the Companies Act 1985 over which the Company has Control and any subsidiary of the Company in the US

“Taxes Act”	the Income and Corporation Taxes Act 1988

“The London Stock Exchange”	the London Stock Exchange plc

“Treasury Shares”	qualifying shares to which sections 162A to 162G of the Companies Act 1985 apply

“US”	the United States of America

“US Person”	the meaning given by Rule 902(k) promulgated under the Securities Act and to include any US taxpayer, regardless of whether he or she is a natural person resident in the US

“Vesting Date”	the date or dates determined by the Committee in accordance with Rule 4.2Error! Reference source not found., when part or all of an Option shall Vest providing any additional conditions pursuant to Rule 6 are satisfied

“Vest”	means an Option Holder becoming entitled to exercise an Option

1.2

references to any statutory provisions will be construed as including references to any earlier or subsequent statutory provisions in force at any time prior to the relevant date which they have, or by which they have been, directly or indirectly amended or replaced;

1.3	any reference to a Rule is a reference to one of these Rules; and

1.4	any reference to the masculine shall include the feminine as the context shall admit or require.

2.	COMMITTEE MAY GRANT OPTIONS

The Committee is empowered with effect from the date of adoption of the Scheme by the Company to authorise the grant of Options by the Company to Eligible Employees in accordance with these Rules.

3.	RESTRICTIONS ON THE GRANTING OF OPTIONS

3.1	No Option shall be granted to an Eligible Employee except during a Permitted Grant Period.

3.2	No Option shall in any circumstances be granted more than ten years after the date of adoption of the Scheme.

3.3	Subject to Rule 3.5, no Option shall be granted if immediately following the grant of such Option the aggregate nominal value of ordinary shares in the Company:

3.3.1	issued or then capable of being issued pursuant to Options granted under the Scheme within the immediately preceding period of ten years; and

3.3.2

issued or then capable of being issued pursuant to options granted or rights obtained in such ten year period under any other share option or profit sharing scheme or employee share ownership plan approved by the Company in general meeting, would exceed 15% of the nominal value of the ordinary share capital of the Company at that time in issue.

3.4	Subject to Rule 3.5, no Option shall be granted if immediately following the grant of such Option the aggregate nominal value of ordinary shares in the Company:

3.4.1	issued or then capable of being issued pursuant to Options granted under the Scheme within the immediately preceding period of ten years; and

3.4.2

issued or then capable of being issued pursuant to options granted or rights obtained in such ten year period under any Other Relevant Scheme, would exceed 10% of the nominal value of the ordinary share capital of the Company at that time in issue.

3.5	For the purposes of Rules 3.3 and 3.4:

3.5.1	Shares issued or then capable of issue pursuant to options granted prior to the date of Admission shall not count towards the limits set out in Rules 3.3 and 3.4; and

3.5.2	Shares which were the subject of an Option which has lapsed in the accordance with these Rules shall not count towards the limits set out in Rules 3.3 and 3.4.

3.6	No Option shall be granted to an Eligible Employee at a time when such grant would be in breach of the AIM Rules.

4.	GRANT OF OPTIONS

4.1	Subject to Rule 3 the Committee may if in its absolute discretion it so decides authorise the Company to grant an Option during a Permitted Grant Period to an Eligible Employee.

4.2	Subject as otherwise provided in these Rules the Committee shall have an absolute discretion in determining (inter alia):

4.2.1	when to grant Options;

4.2.2	to whom to grant Options;

4.2.3	the number of Shares over which the Option is to subsist;

4.2.4	the Option Price in relation to each Option; and

4.2.5	the Vesting Date or Dates for part or all of the Option.

4.3	No person shall be entitled as of right to be granted any Option.

4.4

Subject to Rule 5, each Option shall be granted by the execution and delivery by the Company as a deed of an Option Certificate in respect of that Option. No consideration shall be payable by any Eligible Employee in respect of the grant of an Option to him. Each Option Certificate shall as soon as reasonably practicable after execution and delivery by the Company (and in any event within fourteen days thereafter) be issued to the relevant Option Holder and shall be in such form as the Committee may from time to time determine, specifying (inter alia) the following:

4.4.1	the Date of Grant of the Option;

4.4.2	the number of Shares over which the Option subsists;

4.4.3	the Option Price in relation to the Option;

4.4.4	the Vesting Date(s) on which part or all of each Option shall Vest;

4.4.5	the number of Shares subject to the Option that will Vest on each Vesting Date;

4.4.6	that the exercise of the Option is subject to additional conditions pursuant to Rule 6 (and a copy of the performance conditions must accompany the Option Certificate); and

4.4.7	the fact that the Option may be renounced as provided in Rule 4.5.

4.5

Any Eligible Employee to whom an Option is granted may, by notice in writing to the Company given within 30 days after the Date of Grant, renounce in whole or in part his rights under the Option. In such a case, the Option shall to the extent renounced be treated, for all purposes of the Scheme as never having been granted and (if already issued) an Option Certificate shall be returned to the Company for cancellation or (in the case of renunciation in part) for amendment. No consideration shall be payable by the Company for any such renunciation.

4.6

An Option shall be personal to the Eligible Employee to whom it is granted and shall not be transferable or assignable. An Option shall not be charged, pledged or otherwise encumbered and any purported assignment, charge, disposal or dealing with the rights and interest of the Option Holder under the Scheme shall render the Option void.

4.7

In the event of any Option Holder losing his Option Certificate the Committee shall as soon as reasonably practicable after receipt of notice of such loss together, if it so requires, with an indemnity from the Option Holder in respect of any liability of the Company arising as a consequence of such loss (in such form as the Committee may request) issue to the Option Holder a duplicate of such Option Certificate and any reference in these Rules to an Option Certificate shall include a reference to such a duplicate. Where an Option is exercised in part the Committee shall, at its discretion, endorse the Option Certificate as to such partial exercise or issue a new Option Certificate in respect of the balance of the Option.

5.	ENTERPRISE MANAGEMENT INCENTIVES

The Committee may require the grant of an Option to be in the form of an agreement between the Company and the Option Holder provided that such agreement shall contain all the information that would have been contained in an Option Certificate. Such agreement shall state that the Option is granted under the provisions of Schedule 5 (Enterprise Management Incentives) of the Income Tax (Earnings and Pensions) Act 2003 and set out the Rules of the Scheme, any conditions (such as the performance condition imposed pursuant to and in accordance with Rule 6) affecting the terms or extent of the Option Holder’s entitlement and details of any restrictions attaching to the Shares the subject of the Option. Such an agreement shall for the purposes of the Scheme be taken to be an Option Certificate. The date of the agreement shall for the purposes of the Scheme be taken as being the Date of Grant of the Option.

6.	PERFORMANCE CONDITION

6.1

Options shall be granted subject to such other objective conditions (which are additional to any conditions in any of these Rules) as the Committee may determine. Such other objective conditions may relate to the achievement of a target by the Company or by any other member of the Group and/or may relate to the performance of a personal task by the relevant Eligible Employee or the achievement of a personal target by the relevant Eligible Employee provided that:

6.1.1	the determination of whether or not any target has been achieved or any task performed (as the case may be) must be on an objective basis; and

6.1.2

where such objective conditions relate to the performance of a personal task by the relevant Eligible Employee or the achievement of a personal target by the relevant Eligible Employee (as the case may be) such conditions may only be imposed if the Committee reasonably considers the performance of the personal task or the achievement of the personal target (as the case may be) to be a fair measure of the performance of the relevant Eligible Employee.

6.2	Any condition imposed pursuant to Rule 6.1 on the grant of an Option may unless otherwise provided for in these Rules only be waived or amended by the Committee:

6.2.1

on the occurrence of a specific event or events which are fixed by the Committee on the grant of such Option and which were set out in the copy of the performance conditions that accompanied the relevant Option Certificate issued pursuant to Rule 4.4; or

6.2.2

on the occurrence of any other event or events which causes the Committee to reasonably consider that a different or amended condition would be a fairer measure of the performance of the Company or any other member of the Group or the relevant Option Holder (as the case may be), provided that any conditions amended pursuant to this Rule 6.2 may not cause the performance of a task or the achievement of a target to be more difficult to perform or harder to achieve than the original task or target prior to such amendment.

7.	EXERCISE OF OPTIONS

7.1

Subject to the satisfaction of any conditions imposed pursuant to Rule 6, an Option may be exercised in whole or in part at any time during the relevant Option Period provided that where the Option Holder wishes to exercise an Option in part, such exercise must be in respect of a minimum of 100 Shares unless the Option subsists over less than 100 Shares in which case it shall be for not less than the remaining number of Shares which are subject to that Option. This Rule 7.1 is subject to the provisions of Rules 7.16, 8, 9 and 10.

7.2

In order to exercise an Option in whole or in part the Option Holder shall deliver to the Secretary of the Company a notice in writing in a form approved by the Board specifying the number of Shares in respect of which the Option is being exercised and accompanied by payment in full (by cash or cheque made payable to the Company) of the Acquisition Price for those shares. Such notice shall take effect on the day it is actually delivered and such day shall constitute for all purposes, except solely for the purposes of Rule 10.5 below, the date of exercise of such Option. The relevant Option Certificate shall also be lodged with the Company, but failure so to do shall not invalidate the exercise of the Option provided it is delivered within a reasonable time thereafter. The Company shall keep and make available to Option Holders upon request copies of a form of notice that is suitable for the purpose of exercising an Option.

7.3

An Option may be exercised in whole or in part and if exercised in part shall continue to subsist to the extent that it has not been exercised and may be further exercised in whole or in part in accordance with these Rules. The Company shall, following exercise of an Option in part, deliver to the Option Holder the endorsed Option Certificate, or a new Option Certificate, in accordance with Rule 4.4.

7.4

Subject to Rule 7.16, all allotments, issues and transfers of Shares (and the issue of a definitive share certificate) shall be made within 30 days of the date of exercise of the relevant Option and will be subject (if applicable) to such Shares being admitted to trading on AIM and to all (if any) necessary consents of HM Treasury or other authorities under enactments or regulations for the time being in force and it shall be the responsibility of the Option Holder to comply with any requirements to be fulfilled in order to obtain or obviate the necessity for any such consent. At the request of an Option Holder the Board may in its absolute discretion resolve to allot and issue or transfer (as the case may be) some or all of the Shares to be acquired on the exercise of an Option to such other person or persons as may be nominated by the Option Holder.

7.5

Shares issued on the exercise of an Option shall be issued subject to the Memorandum and Articles of Association of the Company as from time to time amended and shall rank in full for all dividends or other distributions payable to holders of Shares by reference to a record date occurring on or after the date of allotment and for any rights to be granted to such holders by reference to such a record date. In all other respects the Shares so to be issued shall be identical and rank pari passu with the fully paid registered Shares in issue on the date of such exercise. Shares transferred on the exercise of an Option shall be transferred without the benefit of any rights attaching to the Shares by reference to a record date preceding the date of such exercise.

7.6

The Company will (if applicable) make application to the London Stock Exchange so that upon the issue of Shares upon the exercise of an Option (or as soon thereafter as reasonably practicable) such Shares shall be admitted to trading on AIM.

7.7

While any Option remains unexercised in whole or in part and has not lapsed the Company shall keep available sufficient unissued Shares and/or ensure that it has made arrangements to procure the transfer of sufficient issued Shares and/or ensure that it holds sufficient Treasury Shares (as the case may be) to satisfy in full all such Options to the extent they have not been exercised.

7.8

An Option shall be treated as being an Option to subscribe for the relevant number of Shares over which the Option subsists unless and until the Committee determines in its absolute discretion at any time before resolving to allot Shares upon the exercise of such Option that in substitution for the allotment and issue of Shares either that it shall procure the transfer of some or all of the Shares over which such Option subsists, or that it shall transfer Treasury Shares, to the relevant Option Holder (or to a person nominated by the relevant Option Holder in accordance with Rule 7.4). Upon the Committee making such a determination the Option (either in whole or in part as the case may be) shall be treated as having been at all times an Option to purchase (and not subscribe for) the relevant number of Shares as so determined by the Committee or to receive Treasury Shares as so determined by the Committee (as the case may be). If the Committee determines to procure the transfer of the relevant number of Shares or to transfer Treasury Shares to an Option Holder upon exercise of an Option the obligation to pay stamp duty (if any) on the transfer shall be a liability of the Company.

7.9

In the event of a determination pursuant to and in accordance with Rule 7.8, the Shares comprised in the relevant Option shall not be taken into account for the purposes of the limits contained in Rules 3.3 and 3.4 unless such Shares are Treasury Shares. Treasury Shares that are transferred or to be transferred to satisfy the exercise of Options are to be regarded as issued or capable of being issued for the purposes of the limits contained in Rules 3.3 and 3.4. The Committee may only reverse such a determination to procure the transfer of shares other than Treasury Shares in the event that the grant of the relevant Option at that time on the basis that the exercise of the Option would be satisfied by the issue of new Shares or the transfer of Treasury Shares would not have caused a breach of any of the limits contained in Rules 3.3 and 3.4.

7.10

Prior to a determination or proposed determination pursuant to and in accordance with Rule 7.8, the Committee may establish a trust for the benefit of some or all of the persons referred to in section 743 of the Companies Act 1985 on such terms as it shall approve, provided that the deed which establishes such trust shall not permit the trustee(s) of the trust (“the Trustee”) to hold an aggregate nominal value of ordinary shares in the Company which exceeds 5% of the nominal value of the ordinary share capital of the Company in issue at any time.

7.11

Prior to a determination or proposed determination pursuant to and in accordance with Rule 7.8, the Committee shall from time to time consider whether it should make arrangements with the Trustee for the Trustee to acquire Shares for the purpose of satisfying the exercise of the relevant Option or if the Company should make a purchase of shares to be held as Treasury Shares. In the event that any Option in respect of which such a determination has been made becomes exerciseable, the Company shall, as soon as reasonably practicable, make arrangements with the Trustee or purchase shares as Treasury Shares to ensure that sufficient Shares are available for transfer to the relevant Option Holder upon exercise of that Option.

7.12

In the event that the Committee wishes to make a transfer of Shares pursuant to and in accordance with Rule 7.8 in respect of an Option which is exerciseable, the Committee must ensure prior to such determination that either (in a case where the Company is to procure the transfer of Shares) the Trustee holds sufficient Shares to satisfy the exercise of such Option and that arrangements are in place under which the Trustee agrees to transfer such Shares to the Option Holder in the event that the Option is exercised or (in the case where Treasury Shares are to be used to satisfy the exercise of an Option) that the Company holds sufficient Treasury Shares for that purpose.

7.13

The Option Holder will indemnify the Company, his employer and any other person in respect of any amounts for which the Company, his employer or any other person is obliged to account or withhold in respect of income tax, social security taxes, or other applicable taxes (including, for US Persons, the Option Holder’s FICA obligation), whether in the UK or elsewhere (howsoever such liability to income tax or social security is imposed, whether under the Pay-As-You-Earn system or otherwise) and in respect of employee’s National Insurance contributions arising from the exercise of his Option in such form as the Company may reasonably require. The Committee may determine that it is a condition of the exercise of an Option that the Option Holder is responsible for paying any secondary Class 1 National Insurance contributions (otherwise known as employer’s National Insurance contributions) arising from the exercise of the Option. The Board, as appropriate, may make such regulations as they consider desirable to ensure the receipt of such amounts including, but not limited to, in appropriate circumstances retaining the power to sell sufficient of the relevant Shares which would otherwise have been received by the Option Holder in order to discharge the relevant liability (after deduction of reasonable expenses).

7.14

The Option Holder will indemnify the Company, his employer and any other person in respect of any amounts for which the Company, his employer or any other person is obliged to account under the Pay-As-You-Earn system or in respect of employee’s National Insurance contributions, and where the Committee has determined in accordance with Rule 7.13 to be responsible for paying any secondary Class 1 National Insurance contributions (otherwise known as employer’s National Insurance contributions), arising from the exercise of his Option in such form as the Company may reasonably require arising pursuant to the provisions of Chapter 2 or Chapter 3 of Part VII of the Income Tax (Earnings and Pensions) Act 2003 from or in connection with:

7.14.1

the holding or disposal of the Shares acquired pursuant to the exercise of the Option by the Option Holder or by another person associated with the Option Holder (within the meaning of section 421C Income Tax (Earnings and Pensions) Act 2003); or

7.14.2

the conversion of the Shares acquired pursuant to the Option into securities of another description at a time when such Shares are held by the Option Holder or by another person associated with the Option Holder (within the meaning of section 421C Income Tax (Earnings and Pensions) Act 2003);

and the Board may make such regulations as they consider desirable to ensure the receipt of such amounts including, but not limited to, in appropriate circumstances retaining the power to sell sufficient of the relevant Shares which would otherwise have been received by the Option Holder in order to discharge the relevant liability (after deduction of reasonable expenses).

7.15

It is a condition of the exercise of an Option that, if so requested by the Company at the time of exercise, an Option Holder will enter into an election in a form approved by the Company under section 431 of the Income Tax (Earnings and Pensions) Act 2003 (relating to the acquisition of “restricted shares”) in respect of all the Shares that result or shall result from the exercise of an Option.

7.16

As a condition to the exercise of an Option by a US Person, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the shares are being acquired only for investment and without any present intention to sell or distribute such shares.

8.	RESTRICTIONS UPON THE EXERCISE OF OPTIONS AND LAPSE OF OPTIONS

8.1

No Option Holder shall in any circumstances be entitled to exercise an Option either in whole or in part at any time when such exercise would be in breach of the AIM Rules or would violate applicable laws or regulations.

8.2	An Option shall lapse and cease to be exercisable upon the earliest of:

8.2.1	notwithstanding any other Rule the expiry of the Option Period relating to that Option;

8.2.2	the end of any of the periods specified in Rule 9;

8.2.3	the end of any of the periods specified in Rule 10;

8.2.4	subject as provided in Rules 10.3 and 10.4, on the commencement of the winding-up of the Company; and

8.2.5	upon a bankruptcy order being made in respect of the Option Holder.

9.	CESSATION OF EMPLOYMENT

9.1

Any condition imposed pursuant to and in accordance with Rule 6 on the grant of an Option shall apply to the exercise of an Option in accordance with the provisions of this Rule 9 with the proviso that the extent to which any such condition has been satisfied at the date of a cessation of employment in any of the circumstance described in this Rule 9 will determine the number of Shares in respect of which an Option may be exercised as further set out in the relevant condition.

9.2

If an Option Holder ceases to be an Eligible Employee by reason of his death his legal personal representatives may, subject as provided in Rule 8, exercise any Options held by him on the date of his death during the period commencing on the date of his death and expiring one year from the day before the date of his death. If not so exercised, any such Options shall lapse immediately.

9.3

If an Option Holder ceases to be an Eligible Employee by reason of pregnancy, ill-health, injury or disability such that the individual is permanently incapacitated from working (all evidenced to the satisfaction of the Committee) he may, subject as provided in Rule 8, exercise any Options then held by him during the period commencing on the date of such cessation and expiring 40 days from the date of such cessation. Subject to Rule 9.7, if not so exercised, any such Options shall lapse immediately.

9.4

If an Option Holder ceases to be an Eligible Employee by reason of Retirement he may, subject as provided in Rule 8 exercise any Options then held by him during the period commencing on the date of such cessation and expiring 40 days from the date of such cessation. Subject to Rule 9.7, if not so exercised, any such Options shall lapse immediately.

9.5

If an Option Holder ceases to be an Eligible Employee for the sole reason that the company by which he is for the time being employed ceases to be Controlled by the Company or by reason of a sale by such company of its assets and undertaking in circumstances to which the Transfer of Undertakings (Protection of Employment) Regulations 1981 apply to transfer his employment to a purchaser from such company, he may, subject as provided in Rule 8, exercise any Options then held by him during the period commencing on the date on which such company ceases to be so Controlled or the date of transfer (as the case may be) and expiring 40 days from the date on which such company ceases to be so Controlled or the date of transfer (as the case may be). Subject to Rule 9.7, if not so exercised, any such Options shall lapse immediately.

9.6

If an Option Holder ceases to be an Eligible Employee in any circumstance not mentioned in Rules 9.2, 9.3, 9.4 and 9.5 all the Options then held by him shall lapse on the date of such cessation except that, subject as provided in Rule 8, the Committee may in its absolute discretion (provided that, for the avoidance of doubt, the Committee shall not be obliged to exercise such discretion in favour of the Option Holder) and subject to such conditions as it may determine, allow the Option Holder to exercise his Options within a period to be determined by the Committee.

Any Option not so exercised during such period shall lapse immediately.

9.7

If an Option Holder ceases to be an Eligible Employee in any of the circumstances mentioned in Rules 9.3, 9.4 and 9.5 then, subject as provided in Rule 8, within a period of 30 days from the date of such cessation the Committee may in its absolute discretion (provided that, for the avoidance of doubt, the Committee shall not be obliged to exercise such discretion in favour of the Option Holder) extend the period during which such Option Holder may exercise his Options. Any Option not so exercised during such extended period shall lapse immediately.

9.8

For the purposes of this Rule 9, an Option Holder shall not be treated as ceasing to be employed by the Company or any Subsidiary until he ceases to hold employment in the Company or any Subsidiary or by a female employee who is absent from work wholly because of pregnancy or confinement, she ceases to be entitled to exercise her right to return to work.

10.	CHANGE IN CONTROL, LIQUIDATION AND DEMERGER

10.1

10.1.1

Any condition imposed pursuant to and in accordance with Rule 6 on the grant of an Option shall apply to the exercise of an Option in accordance with the provisions of this Rule 10 with the proviso that the extent to which any such condition has been satisfied at the date of any of the circumstances described in this Rule 10 will determine the number of Shares in respect of which an Option may be exercised as further set out in the relevant condition.

10.1.2

Subject to Rule 10.1.1, in relation to any Option which is to be exercised in accordance with the provisions of this Rule 10 prior to the Vesting Date relating to that Option, the number of Shares in respect of which such Option could otherwise have been exercised shall be reduced to the number of Shares (rounded down to the nearest whole number of Shares) given by the formula:

x * y
z

where:

“x” is the number of Shares in respect of which such Option could otherwise have been exercised (after taking into account any condition imposed pursuant to Rule 6, as such condition is applied pursuant to Rule 10.1.1);

“y” is the number of days in the period from the Date of Grant until the date of the relevant event as described in this Rule 10 (inclusive); and

“z” is the number of days in the period from the Date of Grant until the Vesting Date (inclusive),

provided that the Committee may in its absolute discretion (provided that, for the avoidance of doubt, the Committee shall not be obliged in any circumstances to exercise such discretion in favour of the Option Holder) waive the application of this Rule 10.1.2 in such circumstances as the Committee considers appropriate.

10.2

If a General Offer is made as a result of which the offeror (or any such companies and/or persons as aforesaid) may gain Control of the Company or the holders of ordinary shares in the capital of the Company enter into negotiations with any persons or persons which will or may give rise to a Share Sale under which the purchaser or purchasers may obtain Control of the Company, the Company shall notify Option Holders of such General Offer or potential Share Sale and:

10.2.1

an Option Holder may, subject as provided in Rules 8 and 9, exercise any Options then held by him during the period commencing on the date of receipt of such notification and expiring six calendar months from the date on which Control of the Company passes (“the Takeover Date”) provided that any Option exercised before the Takeover Date shall be conditional upon and shall not take effect until immediately before the Takeover Date and if the Takeover Date does not arise the exercise of Options pursuant to this Rule 10.2.1 shall be null and void and all such Options shall remain in force and may be subsequently exercised in accordance with and subject to these Rules. If not so exercised, any such Options shall lapse immediately; and

10.2.2

the Company shall use its reasonable endeavours to procure that if an Option Holder is allotted Shares, which are not the subject of the said offer or Share Sale, pursuant to an exercise of Options in accordance with Rule 10.2.1 the offeror shall offer to acquire from the Option Holder all such Shares upon the same terms as the terms on which the offeror or purchaser as the case may be acquired Shares the subject of the General Offer or Share Sale.

10.3

If a person becomes entitled to acquire Shares under sections 428 to 430F inclusive of the Companies Act 1985 the Committee shall notify each Option Holder of such circumstances as soon as it becomes aware of them and an Option Holder may exercise any Options then held by him at any time up to the seventh day before the last day on which that person remains entitled to serve notice under section 429 of the Companies Act 1985. Any Option not exercised within that period shall lapse immediately.

10.4

If the Court sanctions a compromise or arrangement under section 425 of the Companies Act 1985 proposed for the purpose of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company an Option Holder may, subject as provided in Rules 8 and 9, exercise any Options then held by him during the period commencing on the date on which the compromise or arrangement is sanctioned by the Court and expiring six calendar months from the date of such sanctioning. Any such Options not exercised at the end of such period will lapse immediately.

10.5

In the event of a resolution being passed by the Company for the voluntary winding- up of the Company (except for the purposes of a reconstruction or amalgamation sanctioned by the Court under section 425 of the Companies Act 1985) an Option Holder may, subject as provided in Rules 8 and 9, exercise any Options then held by him during the period of six calendar months commencing on the date of the passing of the resolution for such winding-up and such Options shall be deemed for the purpose of determining the right of such Option Holder to participate in any distribution to shareholders (but for no other purpose whatsoever) to have been exercised immediately before the passing of the said resolution. Any such Options not so exercised at the end of such period will lapse immediately.

10.6

In the event of a resolution being proposed by the Company for the demerger of the Company by means of an exempt distribution (within the meaning of section 213 of the Taxes Act), the Board acting fairly and reasonably may, subject as provided in Rules 8 and 9, permit any one or more Option Holders to exercise their Options for a limited period prior to the exempt distribution, provided that any exercise of an Option pursuant to this Rule 10.6 shall be conditional upon and shall not take effect until immediately before the exempt distribution is effected and if the exempt distribution is not effected the exercise of an Option pursuant to this Rule 10.6 shall be null and void and such Options shall remain in full force and may be subsequently exercised in accordance with and subject to these Rules. Any Option not so exercised by the end of such period shall lapse immediately.

11.	EXCHANGE OF OPTIONS

11.1	If a company:

11.1.1	obtains Control of the Company as a result of making a General Offer or following a Share Sale such that the Acquiring Company will have Control of the Company; or

11.1.2	obtains Control of the Company in pursuance of a compromise or arrangement sanctioned by the Court under section 425 of the Companies Act 1985; or

11.1.3	becomes bound or entitled to acquire Shares under sections 428 to 430F inclusive of the Companies Act 1985,

an Option Holder may, subject as provided in Rule 8, at any time during the appropriate period (as defined in Rule 11.2), by agreement with the Acquiring Company, release his rights under the Scheme in consideration of the grant to him of rights (“the new rights”) which are equivalent to the rights released (“the old rights”) but relate to shares (“the new shares”) in the Acquiring Company and any Options not so released at the expiry of the appropriate period shall lapse. Any condition imposed on an Option pursuant to Rule 6 shall cease to apply immediately before the release of the old rights and shall therefore not form part of the new rights.

11.2	For the purposes of Rule 11.1 “the appropriate period” shall mean:

11.2.1

in the circumstance mentioned in Rule 11.1.1 the period of six calendar months beginning on the later of the date on which Control of the Company passes to the Acquiring Company and the date on which any condition subject to which the offer is made has been satisfied;

11.2.2	in the circumstance mentioned in Rule 11.1.2 the period of six calendar months beginning on the date on which the compromise or arrangement is sanctioned by the Court; and

11.2.3	in the circumstances mentioned in Rule 11.1.3 the period during which the Acquiring Company remains bound or entitled as mentioned in such Rule.

11.3	For the purposes of Rule 11.1 the new rights shall not be deemed to be equivalent to the old rights unless:

11.3.1	the new shares satisfy the conditions specified in Part 6 of Schedule 5 Income Tax (Earnings and Pensions) Act 2003;

11.3.2	the new rights will be exercisable in the same manner as the old rights and subject to the provisions of the Scheme as in effect immediately prior to the release of the old rights;

11.3.3

the total market value (as determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992), immediately before the release, of the Shares which were subject to the relevant Option Holder’s old rights equals the total market value (as so determined), immediately after the grant, of the new shares in respect of which the new rights are granted to that Option Holder; and

11.3.4

the total amount payable by that Option Holder for the acquisition of new shares in pursuance of the new rights equals the total amount that would have been payable for the acquisition of Shares in pursuance of the old rights.

11.4

For the purposes of the Scheme, and in respect only of Options the rights comprised in which have been released in accordance with Rule 11.1, following the grant of the new rights the term “Shares” shall have the same meaning as ascribed to the term “the new shares” in this Rule 11 and the term “Company” shall, for the purposes only of the definition of “Issue or Reorganisation” and Rules 7, 10, 11, 12 and 15, mean the Acquiring Company.

11.5

Upon a transaction in accordance with Rule 11.1 the event by virtue of which such transaction was effective shall, following such transaction, be deemed not to have occurred for the purposes of whichever is relevant of Rules 10.1, 10.2 or 10.3.

12.	ADJUSTMENT OF OPTIONS

12.1

Upon the occurrence of an Issue or Reorganisation the number and/or nominal value of Shares comprised in each Option and/or the Option Price thereunder may be adjusted in such manner as the Board may deem appropriate. Subject as provided in Rule 12.2 where the Option is to subscribe for Shares the adjusted Option Price for a Share shall never be less than its nominal value.

12.2

Where an Option is to subscribe for Shares an adjustment may be made pursuant to Rule 12.1 which would result in the Option Price being less than the nominal value of a Share provided that at the date of such adjustment the Board has authority to capitalise from the reserves of the Company a sum equal to the amount by which the aggregate nominal value of the Shares subject to such Option exceeds the adjusted Acquisition Price. On exercise of such Option the Board shall capitalise such sum and apply it in paying up such amount.

12.3	Notice of any adjustments made pursuant to Rule 12.1 shall be given to the Option Holders by the Board, which may call in Option Certificates for endorsement or replacement.

13.	COSTS

Any costs relating to the introduction and administration of the Scheme shall be payable by the Company.

14.	ADMINISTRATION

14.1	The Committee shall have power from time to time to make and vary such regulations (not being inconsistent with these Rules) for the implementation and administration of the Scheme as it thinks fit.

14.2

Any notice given by an Eligible Employee or an Option Holder to the Company in pursuance of the Scheme must be given in writing and signed by the Eligible Employee or Option Holder as the case may be and shall be acted upon by the Company as soon as practicable after receipt provided that the Company may in its absolute discretion act on instructions given or purporting to be given by telex message or facsimile or telecopier transmission and shall not be responsible for any loss whatsoever occasioned by so acting. Any such notice shall be properly given if sent by post to or delivered to the Secretary of the Company at its registered office.

14.3

Any notification or other notice which the Company is required to give or may desire to give to any Option Holder in pursuance of the Scheme shall be sufficiently given if delivered to him in person or if sent through the post in a prepaid cover addressed to such Option Holder at his address last known to the Company.

14.4

Any notice sent by post shall (save as provided by Rule 7.2) be deemed to be properly served 48 hours after an envelope containing such notice and properly addressed has been posted by first class post.

14.5	The Company shall make returns of all Options granted and exercised and shall provide such other information relating to Option Holders as may be from time to time required by HMRC.

15.	GENERAL

15.1	The decision of the Committee in any dispute or question concerning the construction or effect of the Scheme or any other questions arising in connection with the Scheme shall be final and conclusive.

15.2

The Board may at any time resolve to terminate the Scheme in which event no further Options shall be granted but the provisions of the Scheme shall in relation to Options then subsisting continue in full force and effect.

15.3	Notwithstanding any other provision of these Rules:

15.3.1

the Scheme shall not form any part of any contract of employment between the Company or any Subsidiary and any employees of any of those companies, and it shall not confer on any such employees any legal or equitable rights (other than those constituting the Options themselves) against the Company or any Subsidiary, directly or indirectly, or give rise to any cause of action in law or in equity against the Company or any Subsidiary;

15.3.2	the benefits to Eligible Employees under the Scheme shall not form any part of their wages or remuneration or count as pay or remuneration for pension fund or other purposes;

15.3.3

in no circumstances shall any Eligible Employee on ceasing to hold the office or employment by virtue of which he is or may be eligible to participate in the Scheme be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under the Scheme which he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.

15.4	By accepting the grant of an Option and not renouncing it, an Option Holder shall be deemed to have agreed to the foregoing provisions of this Rule 15.

16.	AMENDMENTS TO THESE RULES

These Rules may be amended by resolution of the Board from time to time in any manner subject to the following provisions:

16.1

Subject as provided in Rule 16.2 no amendments shall be made to the following provisions of this Scheme which are to the advantage of Option Holders (present or future) without the prior approval of shareholders in general meeting:

16.1.1	the persons to whom Shares are provided under the Scheme;

16.1.2	the limitations on the number or amount of Shares subject to the Scheme;

16.1.3

the basis for determining an Eligible Employee’s entitlement to Shares or Options and for the adjustment thereof in the event of a capitalisation issue, rights issue or open offer, sub-division or consolidation of shares or reduction of capital or any other variation of capital of the Company; and

16.1.4	Rules 16.1 and 16.2.

16.2

The Board may make minor amendments to benefit the administration of the Scheme or to take account of a change in tax, securities or other legislation (whether in the United Kingdom or in the US) or to obtain or maintain favourable tax, securities law, exchange control, or regulatory treatment for option holders or for the Company or any other member of the Group).

16.3

Subject to Rule 16.2, no amendments shall be effective materially to abrogate or alter adversely any rights then subsisting of Option Holders except with such consent or sanction on the part of the Option Holders as would be required under the provisions of the Company’s Articles of Association if the Options constituted a single class of capital (or, where the Board deems it appropriate, two or more classes of capital according to the periods, as determined by the Board, in which the Dates of Grant fall) and as if such provisions applied mutatis mutandis thereto.

16.4

These Rules may be amended by resolution of the Board to provide for the collection or re-imbursement of amounts in respect of which Option Holders are obliged to account to the Company or their employer(s) under the terms of the indemnity contained in Rules 7.13 and 7.14, provided that any such amendment shall apply equally to Options granted but not exercised prior to the date of such amendment as to Options granted after that date.

17.	OVERSEAS EMPLOYEES

Notwithstanding any other provisions of these Rules the Committee may, in respect of an Option granted to an Eligible Employee who is or who may become primarily subject to taxation on his remuneration outside the United Kingdom, amend or alter the provisions of any Option to take account of relevant overseas taxation or securities law provided that the Committee shall not make any such amendment or alteration which would result in an Eligible Employee being granted an Option upon terms more favourable than the terms upon which the Option could have been granted if the Eligible Employee was subject to taxation on his remuneration primarily within the United Kingdom.

APPENDIX A

The following provisions shall apply with respect to any Option granted to a U.S. Person that is designated by its terms to be intended to qualify as an Incentive Stock Option under Section 422 of the U.S. Internal Revenue Code of 1986, as amended, and all rules and regulations thereunder (the “Code”). All other applicable provisions of the Scheme shall continue to apply to such Options, to the extent not inconsistent with the following.

A.	The maximum number of Shares which shall be available for Incentive Stock Options pursuant to this Scheme shall be 500,000 subject to adjustment in accordance with Paragraph 12 of the Scheme.

B.

Incentive Stock Options may be granted only to persons who are employees of the Company or an Affiliate. “Affiliate” for purposes of this Appendix means a corporation which, for purposes of Section 424 of the Code, is a parent or subsidiary of the Company, direct or indirect.

C.	Option Price: Immediately before the Option is granted, if the Participant owns, directly or by reason of the applicable attribution rules in Section 424(d) of the Code:

1.

Ten percent (10%) or less of the total combined voting power of all classes of stock of the Company or an Affiliate, the Option price per share of the Shares covered by each Option shall not be less than one hundred percent (100%) of the Fair Market Value per share of the Shares on the date of the grant of the Option as determined in accordance with Section 422 of the Code.

2.

More than ten percent (10%) of the total combined voting power of all classes of stock of the Company or an Affiliate, the Option price per share of the Shares covered by each Option shall not be less than one hundred and ten percent (110%) of the said Fair Market Value on the date of grant.

D.	Term of Option: For Participants who own:

1.

Ten percent (10%) or less of the total combined voting power of all classes of stock of the Company or an Affiliate, each Option shall terminate not more than ten (10) years from the date of the grant or at such earlier time as the Option Agreement may provide.

2.

More than ten percent (10%) of the total combined voting power of all classes of stock of the Company or an Affiliate, each Option shall terminate not more than five (5) years from the date of the grant or at such earlier time as the Option Agreement may provide.

E.

Limitation on Yearly Exercise: The Option Agreements shall restrict the amount of Options which may be exercisable in any calendar year (under this or any other Incentive Stock Option plan of the Company or an Affiliate) so that the aggregate Fair Market Value (determined at the time each Incentive Stock Option is granted) of the stock with respect to which Incentive Stock Options are exercisable for the first time by the Participant in any calendar year does not exceed one hundred thousand dollars ($100,000). The Administrator shall have the right to accelerate the date of exercise of any instalment of any Option; provided that any such amendment of an Incentive Stock Option shall be effective only after the Administrator, after consulting the counsel for the Company, determines whether such amendment would constitute a “modification” of any Option which is an Incentive Stock Option (as that term is defined in Section 424(h) of the Code).

F.

Post-Termination Exercise: An Option that is exercisable and is exercised more than three (3) months after the Participant’s termination of employment shall not be considered an Incentive Stock Option, unless (i) the Participant terminates employment due to Disability or becomes Disabled within three (3) months after termination of employment and exercises the Option within one (1) year after the date of the Participant’s termination of employment, but in no event after the date of expiration of the term of the Option, or (ii) terminates employment due to death or dies within three (3) months after termination of employment. “Disability” or “Disabled” for purposes of this Appendix means permanent and total disability as defined in Section 22(e)(3) of the Code.

G.

Each Employee who receives an Incentive Stock Option must agree to notify the Company in writing immediately after the Employee makes a Disqualifying Disposition of any shares acquired pursuant to the exercise of an Incentive Stock Option. A Disqualifying Disposition is any disposition (including any sale) of such shares before the later of (a) two years after the date the Employee was granted the Incentive Stock Option, or (b) one year after the date the Employee acquired Shares by exercising the Incentive Stock Option. If the Employee has died before such stock is sold, these holding period requirements do not apply and no Disqualifying Disposition can occur thereafter.

H.

No Incentive Stock Option granted under the Scheme may be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all Incentive Stock Options granted to a Participant under the Scheme shall be exercisable during such Participant’s lifetime only by such Participant.

All interpretations, rules, determinations, terms and conditions shall be made and prescribed in the context of preserving the tax status under Section 422 of the Code of those Options which are designated as Incentive Stock Options.